EXHIBIT 99.1

Manatron Acquires Plexis Group

•	Annual revenues of $1.0 to 1.3 million, of which $550,000 is recurring
•	Significantly expands Manatron's presence in Indiana
•	Additional property tax and CAMA subject matter expertise

FOR IMMEDIATE RELEASE
CONTACT:
Paul Sylvester, President and CEO Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	or	Matthew Hayden, President Hayden Communications, Inc. (843) 272-4653 matt@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE) - November 3, 2005-Manatron, Inc. (NASDAQ: MANA) a leading provider of software products and services for local governments, including its recently introduced Government Revenue Management™ (GRM™) platform, today announced that it has acquired substantially all of the assets of Plexis Group, LLC and assumed the obligations of its current software, support and service contracts effective November 1, 2005. The total purchase price was $1 million, of which $600,000 was paid at closing and $400,000 plus interest will be paid pursuant to a promissory note over the next two years.

Formed in 2000 as a subsidiary of Beam, Longest & Neff, LLC, a 50-year-old engineering company, Plexis is an Indiana based company who has long standing relationships with 20 Indiana counties, 13 of whom are current Computer Assisted Mass Appraisal (CAMA) software clients. Plexis also provides property tax and Geographic Information Systems (GIS) software and related services to its client base. Future annual revenues from this client base should range from $1.0 to $1.3 million, of which $550,000 is currently recurring from ongoing software support and map hosting contracts.

Tom Longest, President of Plexis, commented, "This acquisition combines Manatron's financial stability and its reputation as the leading national provider of property tax systems with the entrepreneurial spirit of Plexis, as well as our knowledge of the Indiana market and our reputation for providing great service. Together, we will be better able to serve the rapidly changing state and local government market in Indiana. We are extremely excited about this combination and the future growth opportunities it presents for our clients, potential new clients and our employees who will be joining Manatron."

Mr. Longest will assume the role of Regional Vice President of Sales and Business Development with Manatron. In this newly created position, Mr. Longest will have sales and account management responsibility for the State of Indiana and will provide overall leadership to maximize Manatron's market presence and potential. Scott Stephens, currently Vice President of Plexis, will also be joining Manatron as its Product Manager for GeoSpatial Technologies and eGovernment Solutions, another newly created position reporting to Manatron's Chief Technology and Marketing Officer. Mr. Stephens' responsibilities will include post-merger integration to ensure success in Indiana. He will also begin to identify, develop, integrate and enhance Manatron's current GRM suite of software with GIS and eGovernment capabilities on a national level.

Manatron Announces Acquisition of Plexis Group; Page 2

"Indiana is a very important market for Manatron. We currently have over 70 of the 92 counties using our property tax and CAMA software in that state," said Paul Sylvester, Manatron's CEO and President. "The overlapping geographic presence and larger client base provides an opportunity for our combined organization to leverage our costs more effectively, while also improving customer service. In addition, this acquisition will add significant additional local presence, subject matter expertise and leadership in our Indiana market. I am very excited about the opportunity to serve the Plexis client base and to have Tom and his team help us improve the quality of our software and services we have been providing in Indiana."

"The recurring revenue of $550,000, as well as the eleven employees who will be joining our organization, were other key factors in this acquisition, which we expect to be immediately accretive to Manatron's cash flow and earnings. It will also help us improve the ongoing rollout of our GRM solution nationwide by increasing our technical capacity," Sylvester concluded.

About Manatron, Inc.: Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support the back-office processes for these government agencies and facilitate the broader business processes via eGovernment and Internet features, such as Internet payments and mortgage lender integration, targeted at the needs of taxpayers and industry professionals. Manatron also provides mass appraisal services, which includes the assessment of residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron is headquartered in Portage, Michigan and has offices in California, Florida, Georgia, Illinois, Indiana, North Carolina, Ohio, Tennessee and Virginia. Manatron currently serves approximately 1,300 customers in 28 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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